UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13E-3

RULE 13e-3 TRANSACTION STATEMENT
(Pursuant to Section 13(e) of the Securities Exchange Act of 1934)

(Amendment No. 1)

KINDER MORGAN, INC.

(Name of the Issuer)

Kinder Morgan, Inc. Knight Holdco LLC Knight Acquisition Co. Richard D. Kinder William V. Morgan Portcullis Partners, LP Portcullis G.P., LLC Michael C. Morgan	Fayez Sarofim C. Park Shaper Steven J. Kean David D. Kinder Joseph Listengart Kimberly Allen Dang James E. Street

(Name of Person(s) Filing Statement)

Common Stock, par value $5.00 per share

(Title of Class of Securities)

49455P101

(CUSIP Number of Class of Securities)

Kinder Morgan, Inc. c/o Joseph Listengart Vice President, General Counsel and Secretary 500 Dallas Street, Suite 1000 Houston, Texas 77002 (713) 369-9000

Knight Holdco LLC
Knight Acquisition Co.
c/o Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Daniel A. Neff
Attn: David M. Silk
Attn: Mitchell S. Presser
Attn: Igor Kirman
(212) 403-1000

(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of Person(s) Filing Statement)

Copies to:

Gary W. Orloff R. Daniel Witschey, Jr. Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002 (713) 223-2300	Michael P. Rogan Stephen W. Hamilton Frank Ed Bayouth Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Ave., N.W. Washington, D.C. 20005 (713) 371-7000	James R. Westra R. Jay Tabor Weil, Gotshal & Manges LLP 100 Federal Street, Floor 34 Boston, Massachusetts 02110 (617) 772-8300	Daniel A. Neff David M. Silk Mitchell S. Presser Igor Kirman Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000

This statement is filed in connection with (check the appropriate box):

(a)	☒ The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or
Rule 13e-3(c) under the Securities Exchange Act of 1934.
(b)	☐ The filing of a registration statement under the Securities Act of 1933.
(c)	☐ A tender offer.
(d)	☐ None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☒

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$14,589,655,838	$1,561,094

                  * Calculated solely for the purpose of determining the filing fee. The transaction valuation is determined based upon the sum of (a) the product of (i) 133,990,784 shares of Kinder Morgan common stock outstanding on September 19, 2006, and (ii) the merger consideration of $107.50 per share (equal to $14,404,009,280) and (b) an aggregate of $185,646,558 expected to be paid upon the cancellation of outstanding options having an exercise price less than $107.50 or in connection with restricted stock or restricted stock units under certain stock or benefit plans (the “Total Consideration”).

            ** In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(c)(1) promulgated thereunder, the filing fee was determined by multiplying 0.000107 by the Total Consideration.

            ☒ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

Amount Previously Paid: $1,561,094

Form or Registration No.: Schedule 14A

Filing Party:  Kinder Morgan, Inc.

Date Filed: September 22, 2006

EXPLANATORY NOTE:   The Rule 13E-3 Transaction Statement on Schedule 13E-3 (the “Transaction Statement”) to which this Amendment No. 1 relates was filed on September 22, 2006 by Kinder Morgan, Inc., a Kansas corporation, and the other persons or entities defined therein as Filing Persons. When the Transaction Statement was filed with the Securities and Exchange Commission and disseminated on its website, portions of Exhibit (c)(3), Presentation of The Blackstone Group L.P., and Morgan Stanley & Co. Incorporated to the Special Committee of the Board of Directors of Kinder Morgan, Inc., dated August 27, 2006, were difficult to read. The sole purpose of this Amendment No. 1 to the Transaction Statement is to refile Exhibit (c)(3), followed by a .pdf version of that Exhibit in which the text of that Exhibit is more legible, particularly if printed.

   Item 16.    Exhibits.

Regulation M-A Item 1016

(a)(1)

Letter to Stockholders of Kinder Morgan, Inc., incorporated herein by reference to the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(a)(2)

Notice of Special Meeting of Stockholders of Kinder Morgan, Inc., incorporated herein by reference to the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(a)(3)

Proxy Statement of Kinder Morgan, Inc., incorporated herein by reference to the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(b)(1)

Debt Commitment Letter, dated as of July 18, 2006, among Acquisition Co., Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation (incorporated by reference to Exhibit 7.11 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(c)(1)

Fairness Opinion of Morgan Stanley & Co. Incorporated, dated August 27, 2006, incorporated herein by reference to Annex B of the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(c)(2)

Fairness Opinion of The Blackstone Group L.P., dated August 27, 2006, incorporated herein by reference to Annex C of the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(c)(3)	Presentation of The Blackstone Group L.P., and Morgan Stanley & Co. Incorporated to the Special Committee of the Board of Directors of Kinder Morgan, Inc., dated August 27, 2006
(c)(4)*	Presentation of Goldman, Sachs & Co. to The Blackstone Group L.P. and Morgan Stanley & Co. Incorporated dated August 2, 2006
(c)(5)*	Presentation of Richard Kinder and C. Park Shaper to the Special Committee of the Board of Directors of Kinder Morgan, Inc. dated as of July 28, 2006

(d)(1)

Agreement and Plan of Merger, dated August 28, 2006, among Knight Holdco LLC, Knight Acquisition Co. and Kinder Morgan, Inc., incorporated herein by reference to Annex A of the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(d)(2)

Guarantee dated as of August 28, 2006 of GS Capital Partners V Fund, L.P. (incorporated by reference to Exhibit 7.12 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(3)

Guarantee dated as of August 28, 2006 of GS Global Infrastructure Partners I, L.P. (incorporated by reference to Exhibit 7.13 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(4)

Guarantee dated as of August 28, 2006 of Carlyle Partners IV, L.P. (incorporated by reference to Exhibit 7.14 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(5)

Guarantee dated as of August 28, 2006 of Carlyle/Riverstone Global Energy and Power Fund III, L.P. (incorporated by reference to Exhibit 7.15 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(6)

Guarantee dated as of August 28, 2006 of AIG Financial Products Corp. (incorporated by reference to Exhibit 7.16 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(7)

Equity Commitment Letter dated August 28, 2006 of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 7.06 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(8)

Equity Commitment Letter dated August 28, 2006 of GS Global Infrastructure Partners I, L.P. (incorporated by reference to Exhibit 7.05 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(9)

Equity Commitment Letter dated August 28, 2006 of GS Capital Partners V Fund, L.P. (incorporated by reference to Exhibit 7.01 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(10)

Equity Commitment Letter dated August 28, 2006 of GS Capital Partners V Offshore Fund, L.P. (incorporated by reference to Exhibit 7.02 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(11)

Equity Commitment Letter dated August 28, 2006 of GS Capital Partners V Institutional, L.P. (incorporated by reference to Exhibit 7.04 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(12)

Equity Commitment Letter dated August 28, 2006 of GS Capital Partners V GmbH CO. KG (incorporated by reference to Exhibit 7.03 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(13)

Equity Commitment Letter dated August 28, 2006 of Carlyle Partners IV, L.P. (incorporated by reference to Exhibit 7.07 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(14)

Equity Commitment Letter dated August 28, 2006 of Carlyle/Riverstone Global Energy and Power Fund III, L.P. (incorporated by reference to Exhibit 7.08 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(15)

Equity Commitment Letter dated August 28, 2006 of AIG Knight LLC (incorporated by reference to Exhibit 7.09 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(16)

Rollover Commitment Letter dated August 28, 2006 of Richard D. Kinder (incorporated by reference to Exhibit 7.10 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(17)*	Rollover Commitment Letter dated September 22, 2006 of Fayez Sarofim
(d)(18)*	Rollover Commitment Letter dated September 22, 2006 of Portcullis Partners, LP
(d)(19)*	Voting Agreement dated as of August 28, 2006 among Knight Holdco LLC, Knight Acquisition Co. and Richard D. Kinder
(d)(20)*

Limited Liability Company Agreement dated as of August 28, 2006 of Knight Holdco LLC, by and among GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & CO. KG, GS Capital Partners V Institutional, L.P., GS Global Infrastructure Partners I, L.P., The Goldman Sachs Group, Inc., Carlyle Partners IV, L.P., The Carlyle/Riverstone Global Energy and Power Fund III, L.P., AIG Knight LLC and Richard Kinder, dated as of August 28, 2006

(f)(1)

Section 17-6712 of the Kansas General Corporation Code, incorporated herein by reference to Annex D of the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(g)	None

      * Previously filed on September 22, 2006

SIGNATURES

After due inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 27, 2006	KINDER MORGAN, INC.
	By:	/s/ JOSEPH LISTENGART
	Name:	Joseph Listengart
	Title:	Vice President and General Counsel

Dated: September 27, 2006	KNIGHT HOLDCO LLC
	By:	/s/ KENNETH PONTARELLI
	Name:	Kenneth Pontarelli
	Title:	Authorized Person

Dated: September 27, 2006	KNIGHT ACQUISITION CO.
	By:	/s/ KENNETH PONTARELLI
	Name:	Kenneth Pontarelli
	Title:	Treasurer and Secretary

Dated: September 27, 2006	RICHARD D. KINDER
/s/ RICHARD D. KINDER
Richard D. Kinder

Dated: September 27, 2006	PORTCULLIS PARTNERS, LP
By: Portcullis G.P., LLC
	By:	/s/ WILLIAM V. MORGAN
	Name:	William V. Morgan
	Title:	Manager

Dated: September 27, 2006	PORTCULLIS G.P., LLC
	By:	/s/ WILLIAM V. MORGAN
	Name:	William V. Morgan
	Title:	Manager

Dated: September 27, 2006	WILLIAM V. MORGAN
/s/ WILLIAM V. MORGAN
William V. Morgan

Dated: September 27, 2006	MICHAEL C. MORGAN
/s/ MICHAEL C. MORGAN
Michael C. Morgan

Dated: September 27, 2006	FAYEZ SAROFIM
/s/ FAYEZ SAROFIM
Fayez Sarofim

Dated: September 27, 2006	C. PARK SHAPER
/s/ C. PARK SHAPER
C. Park Shaper

Dated: September 27, 2006	STEVEN J. KEAN
/s/ STEVEN J. KEAN
Steven J. Kean

Dated: September 27, 2006	DAVID D. KINDER
/s/ DAVID D. KINDER
David D. Kinder

Dated: September 27, 2006	JOSEPH LISTENGART
/s/ JOSEPH LISTENGART
Joseph Listengart

Dated: September 27, 2006	KIMBERLY ALLEN DANG
/s/ KIMBERLY ALLEN DANG
Kimberly Allen Dang

Dated: September 27, 2006	JAMES E. STREET
/s/ JAMES E. STREET
James E. Street

EXHIBIT INDEX

(a)(1)

Letter to Stockholders of Kinder Morgan, Inc., incorporated herein by reference to the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(a)(2)

Notice of Special Meeting of Stockholders of Kinder Morgan, Inc., incorporated herein by reference to the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(a)(3)

Proxy Statement of Kinder Morgan, Inc., incorporated herein by reference to the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(b)(1)

Debt Commitment Letter, dated as of July 18, 2006, among Acquisition Co., Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation (incorporated by reference to Exhibit 7.11 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(c)(1)

Fairness Opinion of Morgan Stanley & Co. Incorporated, dated August 27, 2006, incorporated herein by reference to Annex B of the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(c)(2)

Fairness Opinion of The Blackstone Group L.P., dated August 27, 2006, incorporated herein by reference to Annex C of the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(c)(3)	Presentation of The Blackstone Group L.P., and Morgan Stanley & Co. Incorporated to the Special Committee of the Board of Directors of Kinder Morgan, Inc., dated August 27, 2006
(c)(4)*	Presentation of Goldman, Sachs & Co. to The Blackstone Group L.P. and Morgan Stanley & Co. Incorporated dated August 2, 2006
(c)(5)*	Presentation of Richard Kinder and C. Park Shaper to the Special Committee of the Board of Directors of Kinder Morgan, Inc. dated as of July 28, 2006
(d)(1)

Agreement and Plan of Merger, dated August 28, 2006, among Knight Holdco LLC, Knight Acquisition Co. and Kinder Morgan, Inc., incorporated herein by reference to Annex A of the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(d)(2)

Guarantee dated as of August 28, 2006 of GS Capital Partners V Fund, L.P. (incorporated by reference to Exhibit 7.12 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(3)

Guarantee dated as of August 28, 2006 of GS Global Infrastructure Partners I, L.P. (incorporated by reference to Exhibit 7.13 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(4)

Guarantee dated as of August 28, 2006 of Carlyle Partners IV, L.P. (incorporated by reference to Exhibit 7.14 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(5)

Guarantee dated as of August 28, 2006 of Carlyle/Riverstone Global Energy and Power Fund III, L.P. (incorporated by reference to Exhibit 7.15 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(6)

Guarantee dated as of August 28, 2006 of AIG Financial Products Corp. (incorporated by reference to Exhibit 7.16 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(7)

Equity Commitment Letter dated August 28, 2006 of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 7.06 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(8)

Equity Commitment Letter dated August 28, 2006 of GS Global Infrastructure Partners I, L.P. (incorporated by reference to Exhibit 7.05 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(9)

Equity Commitment Letter dated August 28, 2006 of GS Capital Partners V Fund, L.P. (incorporated by reference to Exhibit 7.01 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(10)

Equity Commitment Letter dated August 28, 2006 of GS Capital Partners V Offshore Fund, L.P. (incorporated by reference to Exhibit 7.02 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(11)

Equity Commitment Letter dated August 28, 2006 of GS Capital Partners V Institutional, L.P. (incorporated by reference to Exhibit 7.04 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(12)

Equity Commitment Letter dated August 28, 2006 of GS Capital Partners V GmbH CO. KG (incorporated by reference to Exhibit 7.03 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(13)

Equity Commitment Letter dated August 28, 2006 of Carlyle Partners IV, L.P. (incorporated by reference to Exhibit 7.07 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(14)

Equity Commitment Letter dated August 28, 2006 of Carlyle/Riverstone Global Energy and Power Fund III, L.P. (incorporated by reference to Exhibit 7.08 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(15)

Equity Commitment Letter dated August 28, 2006 of AIG Knight LLC (incorporated by reference to Exhibit 7.09 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(16)

Rollover Commitment Letter dated August 28, 2006 of Richard D. Kinder (incorporated by reference to Exhibit 7.10 of Amendment No. 2 to Schedule 13D filed by Mr. Richard Kinder with the SEC on August 30, 2006)

(d)(17)*	Rollover Commitment Letter dated September 22, 2006 of Fayez Sarofim
(d)(18)*	Rollover Commitment Letter dated September 22, 2006 of Portcullis Partners, LP
(d)(19)*	Voting Agreement dated as of August 28, 2006 among Knight Holdco LLC, Knight Acquisition Co. and Richard D. Kinder
(d)(20)*

Limited Liability Company Agreement dated as of August 28, 2006 of Knight Holdco LLC, by and among GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & CO. KG, GS Capital Partners V Institutional, L.P., GS Global Infrastructure Partners I, L.P., The Goldman Sachs Group, Inc., Carlyle Partners IV, L.P., The Carlyle/Riverstone Global Energy and Power Fund III, L.P., AIG Knight LLC and Richard Kinder, dated as of August 28, 2006

(f)(1)

Section 17-6712 of the Kansas General Corporation Code, incorporated herein by reference to Annex D of the Proxy Statement on Schedule 14A filed by Kinder Morgan, Inc. with the Securities and Exchange Commission on September 22, 2006

(g)	None

                 * Previously filed on September 22, 2006